EXHIBIT 10.2

AMENDMENT NO. 1 AND CONSENT TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 AND CONSENT TO LOAN AND SECURITY AGREEMENT, dated as of November 25, 2008 (this “Amendment No. 1”), is by and among Wachovia Bank, National Association, a national banking association, in its capacity as agent for the Lenders (as hereinafter defined) pursuant to the Loan Agreement defined below (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), U.S. Silica Comp any, a Delaware corporation (the “Company”), Hourglass Holdings , LLC, a Delaware limited liability company (“Hourglass”), the subsidiaries of the Company from time to time party to the Loan Agreement as borrowers (each individually, together with the Company , a “Borrower” and collectively, “Borrowers”) and certain subsidiaries of USS Holdings, Inc., a Delaware corporation (“Parent”) from time to time party to the Loan Agreement as Guarantors (individually, each a “Guarantor” and collectively, “Guarantors”).

WITNESSETH:

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the ABL Loan and Security Agreement, dated as of August 9, 2007, by and among Agent, Lenders, Borrowers and Guarantors (as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);

WHEREAS, Borrowers and Guarantors desire to consent to certain transactions and amend certain provisions of the Loan Agreement as set forth herein, and Agent and Lenders are willing to agree to such consents and amendments on the terms and subject to the conditions set forth herein; and

WHEREAS, by this Amendment No. 1, Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments and consents.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein or in the Loan Agreement or any of the other Financing Agreements, the following terms shall have the respective meanings set forth below:

(i) “Amendment No. 1” shall mean Amendment No. 1 and Consent to Loan and Security Agreement, dated as of November 25, 2008 by and among Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, such definition.

(ii) “Board of Directors” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

(iii) “Borrower Merger” shall mean the transaction in which, immediately following the occurrence of the Parent Merger, GGC USS Borrower Co., Inc., a Delaware corporation, will merge with and into Company.

(iv) “Cash” means money, currency or a credit balance in a deposit account maintained by a Borrower or Guarantor in accordance with the terms hereof.

(v) “Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, (ii) amortization and impairment of intangibles (including goodwill), (iii) any extraordinary, unusual and non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (iv) stock-option compensation expenses including expenses paid to the Boards of Directors of the Loan Parties which are permitted to be paid hereunder, including those from granting, remeasuring or accelerating stock options, warrants and any other equity-related incentives, (v) transaction costs, fees and expenses (including those relating to the Transactions and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted under Section 9.9, any disposition of assets or property permitted under Section 9.7 or any recapitalization, Permitted Acquisitions or other Investment permitted under Section 9.7 or 9.10 (in each case, whether or not successful) in an aggregate amount (other than with respect to the Transactions) not to exceed $500,000 for each fiscal year, (vi) all amounts accrued as expenses with respect to payments of the type described in Section 9.11(k) hereof, (vii) dividends on stock as permitted pursuant to the terms hereof, (viii) all losses realized upon the disposition of properties or assets which are not sold or otherwise disposed of in the ordinary course of business, (ix) any loss from discontinued operations and any loss on disposal of discontinued operations in accordance with GAAP or if otherwise reasonably acceptable to Agent and in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, (x) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption, (xi) expenses to the extent covered by contractual indemnification or refunding provisions in favor of any Loan Party and actually paid or refunded, (xii) non cash silica litigation adjustments, any costs associated with exit or disposal activities, including employee severance and termination benefits, costs to consolidate facilities, costs to relocate employees, costs to terminate contracts, and other costs associated with the disposal of long-lived assets, in each case to the extent such costs are permitted by GAAP to be recorded as restructuring, and any related accretion expenses deducted in such period in computing Consolidated Net Income; provided, that, with respect to such restructuring charges and accretion expenses, Company shall have delivered to Agent a certificate of the chief financial officer of Company specifying and quantifying such charge or expense and stating that such charge or expense is such a restructuring charge or related accretion expense, (xiv) any income or charge attributable to a post-employment benefit scheme other than current service costs, (xv) any unrealized gains or losses on any Hedging Agreement and (xvi) any expenses or income related solely to purchase accounting recorded in connection with the Transactions or any of the transactions described in clause (v) and any other non-cash items decreasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or which are the result of timing differences due to GAAP revenue recognition rules), all as determined on a consolidated basis, but only, in the case of clauses (ii)-(xvi), to the extent deducted in the calculation of Consolidated Net Income, and (xvii) proceeds from any business interruption insurance (in the case of this clause (xviii) to the extent not reflected as revenue or income in such statement or such Consolidated Net Income), minus, without duplication, to the extent included in the calculation of such Consolidated Net Income, the sum of (a) any extraordinary, unusual and non-recurring income and gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or which are the result of timing differences due to GAAP revenue recognition rules), all as determined on a consolidated basis, (c) the aggregate gain realized upon the disposition of properties or assets which are not sold or otherwise disposed of in the ordinary course of business, (d) any gain from discontinued operations and any gain on disposal of discontinued operations, and (e) any credit from income tax; provided, that, for purposes of calculating Consolidated Adjusted EBITDA of Parent, Company and its Subsidiaries for any period, (A) the Consolidated Adjusted EBITDA of any Person acquired (or all or substantially all of whose assets are acquired) by Company or its Subsidiaries in a Permitted Acquisition during such period shall be included on a Pro Forma Basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming (for such period and applicable subsequent periods) any synergies and cost savings to the extent certified by Company as having been determined in good faith to be reasonably anticipated to be realizable) and (B) the Consolidated Adjusted EBITDA of any Person disposed of by Company or its Subsidiaries during such period shall be excluded on a Pro Forma Basis for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

(vi) “Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash, including amortization of discount and amortization of debt issuance costs (it being understood that interest expense that is not paid in Cash as a result of an election by the payor or the payee thereof to receive payment in kind shall not be considered Consolidated Cash Interest Expense). For purposes of the foregoing, Consolidated Cash Interest Expense shall be determined after giving effect to any net payments (on account of interest payments made by Company and its Subsidiaries) made or received by Company and its Subsidiaries under Hedging Agreements pertaining to interest rates.

(vii) “Conveyance of Undivided Mineral Interest” means that certain Conveyance of Undivided Mineral Interest dated as of the date hereof between Company and Preferred Rocks USS.

(viii) “Continuing Members” shall mean, as of any date of determination any member of the Board of Directors of Parent or Company who (i) was a member of such Board of Directors on the Amendment No. 1 execution date, or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the members who were either members of such Board of Directors on the date of Amendment No. 1 or whose nomination or election was previously so approved.

(ix) “Disqualified Stock” shall mean any Capital Stock which, by its terms (or by the terms of any Securities into which it is convertible, or for which it is exercisable or exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date (as defined in the First Lien Term Loan Credit Agreement), (b) is convertible into or .exercisable or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date (as defined in the First Lien Term Loan Credit Agreement), (c) contains any repurchase obligation which may come into effect prior to the first anniversary of the Maturity Date(as defined in the First Lien Term Loan Credit Agreement), (d) requires the payment of any dividends (other than the payment of dividends solely in the form of Qualified Capital Stock) prior to the first anniversary of the Maturity Date (as defined in the First Lien Term Loan Credit Agreement), or (e) provides the holders of such Capital Stock thereof with any rights to receive any Cash upon the occurrence of a change in control prior to the first anniversary of the Maturity Date (as defined in the First Lien Term Loan Credit Agreement), unless the rights to receive such Cash are contingent upon the prior payment in full in cash of the Obligations. Disqualified Stock shall not include any Capital Stock which would be Qualified Capital Stock but for a requirement that such Capital Stock be redeemed in connection with (x) a change of control or (y) any asset disposition made pursuant to Section 9.7 hereof or otherwise permitted by Administrative Agent so long as such Capital Stock requires the prior payment in full in Cash (as defined in the Intercreditor Agreement) of the Obligations prior to any payments being made pursuant to such Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Company to repurchase such Capital Stock (or such Capital Stock is mandatorily redeemable) upon the occurrence of a change of control or a public offering will not constitute Disqualified Stock if the terms of such Capital Stock provide that Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 9.11 hereof.

(x) “Financing Transactions” shall mean, collectively, (i) the execution and delivery by each Loan Party of each of the First Lien Term Loan Agreements and the borrowing of loans thereunder as of the date of Amendment No. 1, (ii) the execution and delivery by each applicable Loan Party of each of the GGC Subordinated Loan Financing Agreements (and each of the documents related thereto) to which it is a party and the borrowing of the loans thereunder on the Amendment No. 1 execution date, and (iii) the execution and delivery by each applicable Loan Party of this Amendment No. 1 and each of the other Financing Agreements (if any) as of the date of Amendment No. 1.

(xi) “GGC” shall mean GGC Finance Partnership, L.P., a Cayman Islands limited partnership affiliated with Golden Gate, together with its successors and assigns.

(xii) “GGC Subordinated Loan Agreement” shall mean the Note Purchase Agreement, dated as of the date of Amendment No. 1, between GGC, USS Holdings, Inc., the Company and the Subsidiary Guarantors party thereto, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xiii) “GGC Subordinated Loan Documents” has the meaning assigned to the term “Note Documents” GGC Subordinated Loan Agreement.

(xiv) “GGC Subordination Agreement” shall mean the Subordination Agreement, dated as of the date of Amendment No. 1, among GGC, the Agent, the First Lien Term Loan Agent and the Loan Parties party thereto, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xv) “Golden Gate” shall mean Golden Gate Capital and/or one or more of its Affiliates.

(xvi) “Incremental Equity” means the issuance of up to $5, 000,000 of Capital Stock in Company to BNP Paribas or one of its Affiliates after the date of Amendment No. 1.

(xvii) “Intermediate Holding Companies” means BMAC Services Co., Inc., BMAC Holdings, Inc. and Better Minerals & Aggregates Company.

(xviii) “Management Agreements” shall mean, collectively, in each case, as amended, restated and otherwise modified from time to time as permitted by the terms of the First Lien Term Loan Credit Agreement, (A) that certain Advisory Agreement dated on or about the date of Amendment No. 1, by and among Company, Parent, Preferred Rocks USS, Inc., a Delaware corporation (“Preferred Rocks”), GGC USS Holdings, LLC, a Delaware limited liability company (“Topco”), and GGC Administration , LLC, a Delaware limited liability company ; and (B) that Advisory Agreement dated on or about the date of Amendment No. 1, by and among Company, Parent , Preferred Rocks, Topco and Preferred Associates, a [            ],1 and/or one or more of its Affiliates.

(xix) “Parent” shall mean USS Holdings, Inc., a Delaware corporation.

(xx) “Parent Merger” shall mean the transaction in which, as of the date of Amendment No. 1, GGC USS Acquisition Sub, Inc., a Delaware corporation, will acquire all of the outstanding Capital Stock of Parent pursuant to the Acquisition Documents by merging with and into Parent.

[1]	Term note defined in the BNPP Credit Agreement either.

(xxi) “Permitted Discretion” shall mean, with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth in this Agreement would act in similar circumstances at the time with the information then available to it.

(xxii) “Preferred Rocks USS” shall mean Preferred Rocks USS, Inc., a Delaware corporation.

(xxiii) “Qualified Capital Stock” shall mean any Capital Stock of any Person that is not Disqualified Stock.

(xxiv) “Sand Purchase Agreements” shall mean, collectively, the Sand Purchase Agreements, each dated as of the date of Amendment No. 1, between Preferred Rocks USS, Inc. and each of Superior Well Services, Inc. and Schlumberger Technology Corporation, as each of the foregoing now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xxv) “Sand Purchase Documents” shall mean (a) the Sand Purchase Agreements, (b) the Conveyance of the Undivided Mineral Interest, (c) the Sand Processing and Delivery Agreements and (d) the agreements, documents and instruments executed and/or delivered in connection with the Sand Purchase Agreements, as all of the foregoing now exist and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xxvi) “Sand Processing and Delivery Agreement” shall mean, collectively, each Sand Processing and Delivery Agreement, dated as of the date of Amendment No. 1, between the Company and Preferred Rocks USS, Inc., pursuant to which the Company shall make sand available to Preferred Rocks USS, Inc. to enable Preferred Rocks USS, Inc. to perform its obligations under the Sand Purchase Documents, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xxvii) “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

(xxviii) “Tax” or “Taxes” shall mean any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, imposed by a Government Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

(xxix) “Transaction Documents” shall mean the Financing Agreements, the First Lien Term Loan Financing Agreements, the GGC Subordinated Loan Documents and the Acquisition Documents.

(b) Amendment to Definitions. As used herein or in the Loan Agreement or any of the other Financing Agreements, the following terms are hereby amended as set forth below:

(i) The definition of “ABL Intercreditor Agreement” is hereby amended by deleting the definition in its entirety and substituting the following in its place:

““ABL Intercreditor Agreement” shall mean that certain ABL/Term Loan Intercreditor Agreement dated as of the date of Amendment No. 1, by and among, Parent, Company, GGC USS Acquisition Sub, Inc., GGC USS Borrower Co., Inc., the other Loan Parties named therein, Agent and First Lien Term Loan Agent, as may from time to time be amended, restated, modified or supplemented in accordance with its terms.”

(ii) Except as such term is used in Section 4.1 of the Loan Agreement, the definition of “Acquisition” is hereby amended by deleting the definition in its entirety and substituting the following in its place:

““Acquisition” shall mean the acquisition (indirectly) by GGC USS Holdings, Inc. of all of the Capital Stock of Parent pursuant to the Acquisition Agreement by means of the Parent Merger.”

(iii) Except as such term is used in Section 4.1 of the Loan Agreement, the definition of “Acquisition Documents” is hereby amended by deleting the definition in its entirety and substituting the following in its place:

““Acquisition Documents” shall mean (a) the Acquisition Agreement, dated as of June 27, 2008, by and among Harbinger Capital Partners Master Fund I , Ltd., Hourglass Acquisition I, LLC, Preferred Unlimited Inc. and Preferred Rocks USS, Inc., as amended by First Amendment to the Acquisition Agreement, dated as of November 4, 2008, by and among the foregoing parties and the Second Amendment to the Acquisition Agreement, dated as of November 10, 2008, by and among the foregoing parties, as such Acquisition Agreement now exists and may hereafter be amended, restated, modified, or supplemented and (b) all agreements , documents and instruments executed and/or delivered in connection with the Acquisition Agreement , as all of the foregoing now exist and may hereafter be amended, restated, modified, or supplemented.”

(iv) The definition of “Borrowing Base” is hereby amended by deleting the reference in clause (b) of such definition to “$5,000,000” and substituting “$7,500,000” in its place.

(v) The definition of “Capital Expenditures” is hereby deleted in its entirety and the following substituted in its place:

““Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries, but excluding (a) solely for purposes of Section 9.26 hereof, expenditures made to restore, replace, rebuild, develop, maintain, improve, or upgrade property, to the extent such expenditures are made with or are subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnations or similar awards (or payments in lieu of) or damage recovery proceeds, or other settlements relating to any damage, loss, destruction or condemnation of such property, (b) solely for purposes of Section 9.26 hereof, expenditures constituting permitted reinvestments of cash proceeds of asset sales permitted hereunder, takings and insurance claims that would otherwise be required, if not so reinvested, to be applied to repay the First Lien Term Loan Obligations pursuant to Section 2.4(b)(ii)(A) or (B) of the First Lien Term Loan Credit Agreement, except as Section 2.1(f) of this Agreement may otherwise provide, (c) expenditures reimbursed by (or covered by an irrevocable reimbursement obligation from) a third party, (d) expenditures funded by the issuance of Capital Stock (other than Disqualified Stock (as defined in the First Lien Term Loan Credit Agreement) to the extent not required to prepay the First Lien Term Loan Obligations pursuant to Section 2.4(b)(ii) of the First Lien Term Loan Credit Agreement. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.”

(vi) The definition of “Change of Control” is hereby deleted in its entirety and the following substituted in its place:

““Change in Control” shall mean any of the following: (i) Sponsor shall cease to beneficially own and control (directly or indirectly) more than 50.1 % of the issued and outstanding Voting Stock of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent; (ii) Sponsor shall cease to beneficially own (directly or indirectly) more than 50.1 % of the economic value of the Capital Stock of Parent, (iii) the occurrence of a change in the composition of the Board of Directors of Parent or Company such that a majority of the members of any such Board of Directors are not Continuing Members, (iv) the failure at any time of Parent to legally and beneficially own and control 100% of the issued and outstanding Capital Stock of Company or the failure at any time of Parent to have the ability to elect all of the Board of Directors of Company and (v) the occurrence of any “Change in Control” or “Change of Control” (or similar term) under the First Lien Term Loan Credit Agreement or the GGC Subordinated Loan Agreement. As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to that term in the Exchange Act and the rules and regulations promulgated thereunder.”

(vii) The definition of “Consolidated EBITDA” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness or Hedging Agreements; (iii) provisions for Taxes based on income (or franchise tax in the nature of income tax), (iv) total depreciation expense, (v) total amortization expense and (vi) depletion expenses, but only, in the case of clauses (ii)-(vi), to the extent deducted in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.”

(viii) The definition of “Consolidated Fixed Charges” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Consolidated Fixed Charges” shall mean, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, (iii) cash payments, net of any receipts or credits, for Taxes based on income, (iv) Restricted Payments made pursuant to Section 9.11(f)

and (k) hereof, and (v) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Company or any of its Subsidiaries is a party as a lessee, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.”

(ix) The definition of “Consolidated Interest Expense” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Consolidated Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Comp any and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Hedging Agreements and amounts referred to in Section 3.2 payable to Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in Section 3.2 hereof payable on or before the Closing Date and any upfront fees or original issue discount payable in connection with the financing of the Acquisition, net of any interest income on a consolidated basis in accordance with GAAP.”

(x) The definition of “Consolidated Net Income” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Consolidated Net Income” shall mean, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that, there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) except to the extent of the amount of dividends or other distributions actually paid by such Person during such period to Company or any of its Subsidiaries that are not subject to the relevant restriction, the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.”

(xi) The definition of “Consolidated Total Debt” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Consolidated Total Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries for borrowed money, purchase money indebtedness (including Capital Leases), Indebtedness listed on Schedule 9.9, Subordinated Indebtedness and all Indebtedness secured by any Lien on any property or asset owned or held by a Loan Party, determined on a consolidated basis in accordance with GAAP.”

(xii) The definition of “Control Agent” is hereby amended by deleting the reference therein to “shall have the meaning provided in the ABL Intercreditor Agreement” and substituting “[Intentionally omitted]” in its place.

(xiii) The definition of “Eligible Accounts” is hereby amended by (A) deleting the phrase “customary practices” from the first sentence thereof and substituting “Permitted Discretion” therefor and (B) deleting the phrase “commercially reasonable discretion” from the first sentence thereof after clause (q) thereof and substituting “Permitted Discretion” in its place.

(xiv) The definition of “Eligible Inventory” is hereby amended by (A) deleting the phrase “customary practices” from the first sentence thereof and substituting “Permitted Discretion” therefor and (B) deleting the phrase “commercially reasonable discretion” from the second sentence thereof and substituting “Permitted Discretion” in its place.

(xv) The definition of “First Lien Term Loan Agent” is hereby amended by deleting the reference therein to “Wachovia” and substituting “BNP Paribas” in its place.

(xvi) The definition of “First Lien Term Loan Credit Agreement” is hereby amended by deleting the phrase “First Lien Term Loan and Security Agreement” and substituting “Credit Agreement” and deleting the phrase “dated as of the date hereof” and substituting “dated as of the date of Amendment No. 1” in its place.

(xvii) The definition of “First Lien Term Loan Financing Agreements” is hereby amended by deleting the reference therein to “Financing Agreements” in the second line and substituting “Loan Documents” in its place.

(xviii) The definition of “Fixed Charge Coverage Ratio” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Fixed Charge Coverage Ratio” shall mean, as of the last day of each fiscal quarter, for the twelve month period then ending, the ratio of (i) Consolidated Adjusted EBITDA less Capital Expenditures plus capital expenditures funded within 24 months after the date of Amendment No. 1 using an amount not in excess of the amount of unrestricted cash on hand on the balance sheet of Company and its Subsidiaries on the date of Amendment No. 1 (together with cash available upon the funding of the Incremental Equity) allocated to fund capital expenditures as set forth in a certificate of the chief financial officer of Company specifying and quantifying such capital expenditures, to (ii) Consolidated Fixed Charges during such four-fiscal quarter period.”

(xix) The definition of “GAAP” is hereby amended by deleting both references to the phrase “the date hereof” and substituting in each place the phrase “the date of Amendment No. 1”.

(xx) The definition of “Indebtedness” is hereby amended by inserting the following sentences immediately after to the period at the end thereof:

“Obligations incurred under pension and OPEB arrangements, shall not constitute Indebtedness. Obligations under Operating Leases (other than the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for Tax purposes but is classified as an operating lease in accordance with GAAP), employment agreements, deferred compensation and contingent post-closing adjustments or earn outs shall not constitute Indebtedness. Obligations arising from transactions consummated pursuant to the S and Purchase Documents and from undrawn letters of credit shall not constitute Indebtedness.”

(xxi) Paragraph (a) of the definition of “Interest Rate” is hereby deleted in its entirety and the following substituted in its place:

“(a) For any day after the date of Amendment No. 1, the rate per annum set forth below opposite the applicable Tier then in effect (based on Quarterly Average Excess Availability for the immediately preceding calendar quarter), it being understood that the Interest Rate for (i) Revolving Loans that are Prime Rate Loans shall be at a rate equal to the sum of (A) the Prime Rate plus (B) the percentage set forth under the column “Prime Rate Loans”, (ii)

Revolving Loans that are Eurocurrency Rate Loans shall be a rate equal to the sum of (A) the Adjusted Eurocurrency Rate plus (B) the percentage set forth under the column “Eurocurrency Rate Loans”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Fee”, and (iv) the Unused Line Fee shall be the percentage set forth under the column “Unused Line Fee”:

Tier	Quarterly Average Excess Availability		Prime Rate Loans	Eurocurrency Rate Loans	Letter of Credit Fee	Unused Line Fee
1	> $	10,000,000	1.75	2.75	2.75	.50
2	< $	10,000,000	2.00	3.00	3.00	.75”

(xxii) Paragraph (c) of the definition of “Interest Rate” is hereby deleted in its entirety and the following substituted in its place: “(c) the Interest Rate as of the date of Amendment No. 1 shall be based on Tier 1 (as shown above) and shall remain at Tier 1 until the last day of the second complete fiscal quarter following the date of Amendment No. 1”.

(xxiii) The definition of “Permitted Acquisition” is hereby amended by deleting the reference in clause (iv) thereof to “$6,500,000” and substituting “$6,000,000” in its place, and deleting from clause (vi) thereof (1) subclause (B) thereof in its entirety, and (2) the reference to “(A)” in the remaining text of clause (vi).

(xxiv) The definition of “Pro Forma Basis” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) the Transactions, (b) any proposed Permitted Acquisition, (c) any asset sale permitted pursuant to Section 9.7 hereof of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or (d) any incurrence of Indebtedness (including (i) pro forma adjustments arising out of events which are directly attributable to the Transactions, the proposed Permitted Acquisition, asset sale permitted pursuant to Section 9.7 hereof or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X, as interpreted by the staff of the Securities and Exchange Commission and (ii) such other adjustments as are reasonably satisfactory to Agent, in each case as certified by the chief financial officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Permitted Acquisitions or such asset sale permitted pursuant to Section 9.7 hereof, and all other Permitted Acquisitions or asset sales permitted pursuant to Section 9.7 hereof of such type that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).”

(xxv) The definition of “Reserves” is hereby amended by (A) deleting both references therein to “commercially reasonable discretion” and substituting “Permitted Discretion” therefor and (B) deleting the phrase “amounts due or to become due to owners or lessors of premises where any Collateral is located, other than for those locations where the has received a Collateral Access Agreement;” and substituting the following in its place:

“amounts due or to become due to owners or lessors of premises where Collateral having an aggregate Value in excess of $100,000 is located, other than for those locations where the Agent has received a Collateral Access Agreement;”

(xxvi) The definition of “Sponsor” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Sponsor” shall mean individually and collectively, Golden Gate, the Affiliates thereof, and their respective successors and assigns.”

(xxvii) Except for purposes of Section 4.1 of the Loan Agreement, the definition of “Transactions” is hereby amended by deleting the definition thereof in its entirety and substituting the following in its place:

““Transactions” shall mean the Financing Transactions, the Acquisition, the Parent Merger and the Borrower Merger.”

(c) Interpretation. For purposes of this Amendment No. 1, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 1.

2. Interest. Section 3.1 of the Loan Agreement is hereby amended by deleting the phrase “365 days (or 366 days, as applicable)” and substituting “360 days” in its place.

3. Conditions Precedent to All Loans and Letters of Credit. Section 4.2 of the Loan Agreement is hereby amended by deleting the last paragraph thereof in its entirety.

4. Grant of Security Interest.

(a) Section 5.1(h) of the Loan Agreement is hereby amended by deleting such clause in its entirety and the substituting “[intentionally omitted]” in its place.

(b) Section 5.1(j) of the Loan Agreement is hereby amended by deleting such clause in its entirety and the substituting the following in its place:

“all as-extracted collateral, including, without limitation, all minerals as extracted and severed from owned and leased real property other than the owned property of the Company located in Ottawa, Illinois (but including all Accounts receivable and other proceeds and products of the sale or other disposition thereof) including, without limitation, sandstone and silica byproducts thereof;”

5. Use of Proceeds. Section 6.7(b) of the Loan Agreement is hereby amended by deleting the reference therein to “Acquired Company” and substituting “Parent” in its place.

6. Financial Statements and Other Information.

(a) Section 9.6(a)(i) of the Loan Agreement is hereby amended by deleting the reference therein to “ninety (90) days” and substituting therefor “one hundred twenty (120) days after the fiscal year ending December 31, 2008 and within ninety (90) days after the end of each fiscal year thereafter”.

(b) Section 9.6(a)(iv) of the Loan Agreement is hereby amended by deleting the reference therein to “At such time as available, but in no event later than the end of each fiscal year” and substituting therefor “As soon as practicable, and in any event no later than (1) April 30, 2009, for the fiscal year beginning January 1, 2009, and (2) the beginning of each fiscal year for each fiscal year thereafter”.

7. Sale of Assets, Consolidation, Merger, Dissolution, Etc.

(a) Section 9.7(b) of the Loan Agreement is hereby amended by deleting clause (ii) thereof and substituting the following in its place:

“(ii) so long as no Default or Event of Default has occurred and is continuing immediately after giving effect thereto and at least 75% of the consideration received therefor is in the form of cash or Cash Equivalents, (A) an Asset Disposition by the Loan Parties with respect to Collateral having an aggregate fair market value not to exceed $3,000,000 for all such assets disposed of during the term hereof so long as the Net Cash Proceeds therefrom are contemporaneously remitted to Agent pursuant to Section 2.1(f)(ii) hereof; and (B) the sale or other disposition of assets of the Loan Parties and their Subsidiaries not constituting ABL Collateral (without regard to type of asset) having an aggregate fair market value not to exceed $30,000,000 for all such assets disposed during the term hereof;”

(b) Section 9.7(b) of the Loan Agreement is hereby amended by deleting the “and” at the end of clause (viii) thereof, deleting the “.” at the end of clause (ix)thereof and substituting therefor “;”, and adding at the end thereof the following new clauses (x) and (xi):

“(x) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries to the extent necessary in order to qualify members of the Board of Directors of the Subsidiary if required by applicable law; and

(xi) Without duplication, Liens expressly permitted by Section 9.8 hereof, Restricted Payments expressly permitted by Section 9.11 hereof, and the Acquisition and Investments permitted by Section 9.10 hereof.”

8. Encumbrances.

(a) Section 9.8(k) of the Loan Agreement is hereby amended by inserting immediately after the reference to “Term Loan Obligations” the phrase “and obligations in respect of Hedging Agreements”;

(b) Section 9.8(r) of the Loan Agreement is hereby amended by (i) inserting the following immediately prior to the “;” at the end thereof: “provided, however, that, such Liens exist at the time the Target (as defined in the definition of Permitted Acquisitions) becomes a Subsidiary and are not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $2,000,000 for all such Liens so incurred during the term hereof;” and (ii) deleting the word “and” at the end thereof; and

(c) Section 9.8(v) of the Loan Agreement is hereby amended by deleting the references to “Indebtedness” and “$1,000,000” and substituting therefor “obligations” and “$2,000,000”, respectively.

9. Indebtedness.

(a) Section 9.9(c) of the Loan Agreement is hereby amended by inserting the following language immediately after the reference to “thereof” in the fourth line thereof: “and existing as of the date of the Amendment No. 1 as set forth on Schedule 9.9(c)”.

(b) Section 9.9(f) of the Loan Agreement is hereby amended by deleting the phrase “and not for speculative purposes;” and substituting therefor the phrase “to which Company and its Subsidiaries are exposed in the conduct of their business and the management of their liabilities consistent with past practice and/or to the extent required hereunder or under the First Lien Term Loan Agreement as in effect on the date hereof;”

(c) Section 9.9(h) of the Loan Agreement is hereby amended by deleting the clause in its entirety and substituting the following in its place:

“(h) Indebtedness under the GGC Subordinated Loan Agreement in an aggregate principal amount not to exceed the amount permitted under the Subordination Agreement;”

(d) Section 9.9(i) of the Loan Agreement is hereby amended by deleting the clause in its entirety and substituting in its place the following:

“(i) Subordinated Indebtedness and Indebtedness that is unsecured in an aggregate principal amount not to exceed $5,000,000 at any time outstanding (plus any interest paid in kind), so long as, immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenants set forth in Section 6.6 of the First Lien Term Loan Credit Agreement and no Event of Default shall have occurred and be continuing, and, without limiting any of the foregoing, any refinancings, refundings, renewals, replacement, waivers, amendments, amendments and restatements or extensions thereof;”

(e) Section 9.9(k) of the Loan Agreement is hereby amended by deleting the clause in its entirety and substituting the following in its place:

“(k) Indebtedness of any Person assumed in connection with a Permitted Acquisition, and a Person that becomes a direct or indirect wholly-owned Subsidiary of the Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of the such acquisition; provided, that, such Indebtedness is not created in anticipation of such Permitted Acquisition and does not exceed $2,000,000 for all such Indebtedness so assumed or retained during the term hereof;”

(f) Section 9.9(m) of the Loan Agreement is hereby amended by deleting the reference to “$500,000” therein and substituting “$2,000,000” in its place.

10. Loans and Investments.

(a) Section 9.10 of the Loan Agreement is amended by deleting the phrase “enter into any speculative transaction or” therefrom;

(b) Section 9.10(j) of the Loan Agreement is hereby amended by deleting the reference therein to “of a nature not contemplated by” and substituting therefor “not permitted under”, and deleting the reference to “$1,000,000” and substituting “$2,000,000” in its place; and;

(c) Section 9.10 of the Loan Agreement is hereby amended by adding at the end thereof the following new clause (k):

“(k) Capital Expenditures permitted by Section 9.26 hereof.”

11. Restricted Payments.

(a) Section 9.11(f) of the Loan Agreement is hereby amended by deleting the clause in its entirety and substituting therefor the following:

“(f) to make distributions to the extent necessary to permit (i) Parent (or the relevant taxpaying Affiliate of Company or Parent), to discharge Tax liabilities (or estimates thereof) of Parent and its Subsidiaries, so long as Company or Parent (or the relevant taxpaying Affiliate) promptly applies the amount of any such distributions for such purpose; and (ii) Parent or any direct or indirect holding company of Parent to pay overhead expenses, so long as Company or Parent (or such relevant holding company) promptly applies the amount of any such distribution for such purpose;”

(b) Section 9.11(g) of the Loan Agreement is hereby amended by adding immediately prior to the “;” at the end thereof the phrase “, and to fund the Acquisition Financing Requirements”.

(c) Section 9.11(h) of the Loan Agreement is hereby amended by deleting the clause in its entirety and substituting the following in its place:

“(h) Company may make regularly scheduled payments of interest in respect of the Indebtedness evidenced by the GGC Subordinated Loan Documents, payments to avoid the application of Internal Revenue Code Section 163(e)(5) thereto) in accordance with the terms of the GGC Subordinated Loan Documents and the other payments permitted under the GGC Subordinated Loan Documents, in each case subject to the terms hereof and to the terms of the GGC Subordination Agreement;”

(d) Section 9.11(k) of the Loan Agreement is hereby amended by deleting the clause in its entirety and substituting in its place the following:

“(k) to pay management fees and other fees expressly permitted under the Management Agreements and to reimburse expenses in accordance with the Management Agreements; provided that (i) no such management fees and other fees may be paid during the continuance of any Event of Default and (ii) any such fees that are not paid because of the occurrence of any Event of Default shall be permitted to be paid at such time (or after) such Event of Default ceases to be continuing for any reason;”

(e) Section 9.11 of the Loan Agreement is hereby amended by deleting the “.” at the end of clause (l) thereof and substituting in its place “; and” and adding at the end of such Section the following new clauses (m), (n) and (o):

“(m) distributions of Capital Stock of Hourglass Acquisition I LLC and Hourglass Holdings LLC held by Loan Parties to their respective parent entities as of the date of Amendment No. 1 whereupon all of the Capital Stock of Hourglass Acquisition I LLC will be owned directly by GGC USS Holdings, Inc. and all of the Capital Stock of Hourglass Holdings LLC will be held by Hourglass Acquisition I LLC;

(n) Company may make non-cash Restricted Payments (in the form of deliveries of sand and crediting of prepaid amounts) as specifically required by the Sand Purchase Documents; and

(o) reasonable and customary fees paid to members of the Board of Directors of Parent and its Subsidiaries and compensation and benefit arrangements for officers, directors and employees entered into in the ordinary course.”

12. Transactions with Affiliates. Notwithstanding anything to the contrary set forth in Section 9.12 of the Loan Agreement, the following will not be deemed to constitute transactions prohibited thereby:

(a) payment of reasonable and customary fees to members of the Board of Directors of Parent and its Subsidiaries and compensation and benefit arrangements for officers, directors and employees entered into in the ordinary course;

(b) the performance by Company of its obligations under the Sand Purchase Agreements and under the Conveyance of Undivided Mineral Interest entered into in connection therewith, in each case as in effect on the date of Amendment No. 1, with such amendments or other modifications as do not adversely affect the Lenders without in each case obtaining the prior written consent of the Agent to such amendments or other modifications;

(c) performance under the Management Agreements as in effect on the date hereof, to the extent permitted hereunder;

(d) any acquisitions or other Investments expressly permitted by Section 9.10 hereof,

(e) performance under the GGC Subordinated Loan Agreement and any documents executed in connection with such agreement with the holders of the Indebtedness evidenced thereby;

(f) any intercompany loan from Company to Parent or any direct or indirect holding company of the Company comprising a Restricted Payment permitted under Section 9.11 hereof; or

(g) any Restricted Payments expressly permitted by Section 9.11.

13. Limitations on Restrictions Affecting Subsidiaries. Section 9.15 of the Loan Agreement is hereby amended by adding immediately prior to the “.” at the end thereof the following:

“, (ix) any agreement evidencing Indebtedness secured by Liens permitted by Section 9.8(e) hereof, as to the assets securing such Indebtedness, and any agreement evidencing Indebtedness permitted by Section 9.9(h) hereof, (x) any agreement evidencing an asset sale permitted pursuant to Section 9.7 hereof, as to the assets being sold, and (xi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder”.

14. Fixed Charge Coverage Ratio; Excess Availability. Section 9.16 of the Loan Agreement is hereby amended by (a) restating the heading thereof as “Fixed Charge Coverage Ratio; Excess Availability.”, (b) deleting each reference in the first paragraph thereof to “$10,000,000” and substituting “$7,500,000” therefor and (c) adding the following additional paragraph at the end thereof:

“The aggregate Excess Availability of Borrowers shall not at any time be less than $6,000,000.”

15. Amendment of Subordinated Debt. Section 9.22 of the Loan Agreement is hereby amended by deleting clause (i) thereof in its entirety and substituting the following in its place:

“(i) amend, restate, modify or extend or permit the amendment, restatement, modification, waiver or extension of any term of any document governing or relating to (x) the GGC Subordinated Loan Agreement, other than in accordance with the GGC Subordination Agreement, or (y) any other Subordinated Debt in a manner that is materially adverse to the interests of the Lenders or violates the terms of any applicable subordination agreement with respect thereto, or”.

16. Negative Pledge Restrictions. Section 9.24 of the Loan Agreement is hereby amended by adding immediately prior to the “.” at the end the following in its place:

“, (g) any agreement evidencing Indebtedness secured by Liens permitted by Section 9.8(e) hereof, as to the assets securing such Indebtedness, and any agreement evidencing Indebtedness permitted by Section 9.9(h) hereof, and (h) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder”.

17. Capital Expenditures. Section 9.26 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following in its place:

“9.26 Capital Expenditures.

No Loan Party will, nor will it permit its Subsidiaries to, make or incur Capital Expenditures, in any fiscal year indicated below, in an aggregate amount in excess of the corresponding amount set forth below opposite such fiscal year; provided, however, that, the amount of any Capital Expenditures permitted to be made in respect of any fiscal year shall be increased by 50% of the unused amount of Capital Expenditures that were permitted to be made during the immediately preceding fiscal year (without giving effect to any adjustments in accordance with this proviso); provided, further, that, with respect to any fiscal year, Capital Expenditures made during such fiscal year shall be deemed-to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry forward amount to the extent applicable:

fiscal year	Amount
fiscal year 2009	$25,000,000
fiscal year 2010	$25,000,000
fiscal year 2011	$25,000,000
fiscal year 2012	$19,000,000
fiscal year 2013	$12,000,000”

18. Parent. Section 9.28 of the Loan Agreement is hereby amended by deleted in its entirety and substituting the following in its place:

“9.28 Parent.

From and after the Amendment No. 1 execution date, Parent shall not (i) engage in any business or own, lease, manage or otherwise operate any properties or assets other than (A) entering into and performing its obligations under and in accordance with the Transaction Documents to which it is a party, (B) owning the Capital Stock of the Intermediate Holding Companies and/or the Company and engaging in activities directly related thereto, (C) issuing Capital Stock and options, warrants or similar equivalents in respect thereof and (D) taking actions required by law to maintain its corporate existence, incurring Indebtedness pursuant to Section 9.9 hereof to the extent expressly permitted thereby, contingent obligations not prohibited hereunder and Restricted Payments permitted pursuant to Section 9.11 hereof; (ii) incur any Indebtedness (other than nonconsensual obligations imposed by operation of law and obligations pursuant to the Loan Documents to which it is a party) other than Indebtedness permitted under Section 9.9 hereof, or (iii) issue any Capital Stock that constitutes Disqualified Stock or create or acquire any Subsidiary or own any Investment (other than Investments permitted under Section 9.10 hereof) in any Person other than the Intermediate Holding Companies and/or the Company.”

19. Interest Rate Hedging. Section 9.29 of the Loan Agreement is hereby amended by deleted in its entirety and substituting therefor the following:

“9.29 Hedging Agreement.

Within 90 days following the date of Amendment No. 1, Company shall maintain in effect one or more agreements for a period of not less than three years, to provide interest rate protection with respect to an aggregate notional principal amount of not less than 50% of the principal amount of the Company’s obligations under the First Lien Term Loan Financing Agreements, each such agreement to be in form and substance reasonably satisfactory to Agent.”

20. Events of Default. Section 10.1(h) of the Loan Agreement is hereby amended by adding immediately after the “;” at the end thereof the following:

“; except, that, with respect only to a default under Section 6.6 of the First Lien Term Loan Credit Agreement, such default shall not (on only one occasion in any period of twelve (12) consecutive calendar months) constitute a Default or an Event of Default hereunder unless not cured or waived within thirty (30) days after the date on which financial information used to determine compliance with such covenant was or should have been delivered to Term Loan Agent by any obligor under the First Lien Term Loan Credit Agreement;”

21. Term. Section 13.1 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) This Agreement the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date four (4) years from the date of Amendment No. 1, as such date may be extended by up to two (2) additional one (1) year periods thereafter in Agent’s reasonable discretion; provided, that, as of the third and/or fourth anniversaries of the date of Amendment No. 1, as applicable, no Default or Event of Default shall exist or have occurred and be continuing (such date, as it may be so extended, the “Termination Date”). Upon the Termination Date, or earlier if accelerated pursuant to Section 10.2, the Borrowers shall pay to the Agent all outstanding and unpaid Obligations and shall furnish cash collateral to the Agent (or at the Agent’s option, a letter of credit issued for the account of the Borrowers and at the Borrowers’ expense, in form and substance satisfactory to the Agent, by an issuer acceptable to the Agent and payable to the Agent as beneficiary) in such amounts as the Agent determines are reasonably necessary to secure the Agent, the Lenders and the Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent obligations, including issues and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which the Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of the Agent or any Lender pursuant to any Account Control Agreement. The amount of such cash collateral (or letter of credit, as the Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of the Agent; as the Agent may, in its discretion, designate in writing to the company for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by the Borrowers to the Agent Payment Account or other bank account designated by the Agent are received in such bank account later than 12:00 p.m., New York time.

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the Agent’s continuing security interest in the Collateral and the rights and remedies of the Agent and the Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such obligations have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements to the Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is terminated prior to the Termination Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to the amount in the table below corresponding to the relevant period set for the below during which such termination occurs:

	Amount	Period
(i)	2% of Maximum Credit	From the date of Amendment No. 1 to and including the first anniversary of the date of Amendment No. 1

	Amount	Period
(ii)	1% of Maximum Credit	From and after the first anniversary of the date of Amendment No. 1 to and including the second anniversary of Amendment No. 1

(iii)	1/2% of Maximum Credit	From and after the second anniversary of the date of Amendment No. 1 to but not including the fourth anniversary of the date of Amendment No. 1 or if the term of this Agreement is extended, at any time prior to the end of the then current term.

(d) Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility). In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.”

22. New Schedule 9.9(c). The Loan Agreement is hereby amended by adding a new Schedule 9.9(c) in the form of Schedule 9.9(c) attached hereto.

23. Certain Sand Purchase Transactions. The Loan Parties hereby acknowledge and agree that that Accounts arising from transactions under the Sand Processing and Delivery Agreement shall not in any event constitute Eligible Accounts. Notwithstanding the preceding sentence, after the prepayments made pursuant to the Sand Purchase Documents have been repaid in full in accordance with the terms thereof, such Accounts may constitute Eligible Accounts to the extent that they satisfy the criteria therefor set forth in the definition of Eligible Accounts in the Loan Agreement.

24. Consent.

(a) Lenders hereby waive the Change of Control occasioned by the consummation of the transactions contemplated by the Acquisition Documents as in effect on the date hereof.

(b) As of the effectiveness of this Amendment No. 1, Hourglass will no lodger be a party to any Financing Agreement and all references to Parent in the Loan Agreement (other than any such reference in Section 4.1 of the Loan Agreement) shall be deemed to refer to USS Holdings, Inc., a Delaware corporation. Upon and after the date of this Amendment No. 1, Hourglass shall have no liability as a guarantor under the Financing Agreements.

25. Representations and Warranties. Each of the Loan Parties, jointly and severally, hereby represents and warrants with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any Loans by Lenders (or Agent on behalf of Lenders) to Borrowers:

(a) after giving effect to this Amendment No. 1, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 1; and

(b) this Amendment No. 1 has been duly executed and delivered by the Loan Parties and the agreements and obligations of the Loan Parties contained herein constitute legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms.

26. Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received counterparts of this Amendment No. 1, duly authorized, executed and delivered by the Loan Parties and Lenders;

(b) Agent shall have received counterparts of an Amended and Restated Fee Letter in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by Borrowers and Agent;

(c) Agent shall have received true, correct and complete copies of each of the following, as in effect on the date hereof, together with all exhibits and schedules thereto but excluding any fee letter executed in connection therewith: (i) the First Lien Term Loan Financing Agreements, (ii) the Acquisition Documents, and (iii) the GGC Subordinated Loan Agreement.

(d) Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 1, which the Loan Parties are required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Agent;

(e) The transactions contemplated by the Acquisition Documents to occur on the closing date of the Acquisition shall have been consummated with effect as of the date hereof;

(f) The Company shall have received from the lenders thereunder the proceeds of the loans contemplated to be made under the First Lien Term Loan Financing Agreements and the GGC Subordinated Loan Agreement; and

(g) After giving effect to this Amendment No. 1, no Default or Event of Default shall exist or have occurred and be continuing as of the date of this Amendment No. 1.

27. Effect of Amendment No. 1. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and the Loan Parties shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 1 or with respect to the subject matter of this Amendment No. 1. To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

28. Governing Law. The validity, interpretation and enforcement of this Amendment No. 1 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

29. Jury Trial Waiver. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT NO. 1 OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AMENDMENT NO. 1 OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTORS, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AMENDMENT NO. 1 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

30. Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

31. Waiver, Modification, Etc. No provision or term of this Amendment No. 1 may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.

32. Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 1.

33. Entire Agreement. This Amendment No. 1 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

34. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.

35. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 1, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 1.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:	/s/ James A. Kelly
Title:	Director

[SIGNATURES CONTINUED ON NEXT PAGE]

[Amendment No. 1]

U.S. SILICA COMPANY		HOURGLASS HOLDINGS, LLC

By:	/s/ John A. Ulizio	By:	/s/ John A. Ulizio
Title:		Title:

THE FULTON LAND AND TIMBER COMPANY		USS HOLDINGS, INC.

By:	/s/ John A. Ulizio	By:	/s/ John A. Ulizio
Title:		Title:

GEORGE F. PETTINOS LLC By: U.S. SILICA COMPANY, its sole member		BMAC HOLDINGS, INC.

By:	/s/ John A. Ulizio	By:	/s/ John A. Ulizio
Title:		Title:

PENNSYLVANIA GLASS SAND CORPORATION		BMAC SERVICES CO., INC.

By:	/s/ John A. Ulizio	By:	/s/ John A. Ulizio
Title:		Title:

OTTAWA SILICA COMPANY		BETTER MINERALS & AGGREGATES COMPANY

By:	/s/ John A. Ulizio	By:	/s/ John A. Ulizio
Title:		Title:

[Amendment No. 1]